Exhibit 4.2

THE NASDAQ OMX GROUP, INC.

First Supplemental Indenture

Dated as of June 7, 2013

3.875% Senior Notes due 2021

WELLS FARGO BANK,

NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of June 7, 2013 (herein called the “First Supplemental Indenture”), between The NASDAQ OMX Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Trustee under the Original Indenture referred to below (hereinafter called the “Trustee”), Deutsche Bank AG, London Branch (until such time as a successor may be appointed by the Company) as paying agent (the “Paying Agent”) and Deutsche Bank Luxembourg S.A. (until such time as a successor may be appointed by the Company) as registrar and transfer agent (the “Transfer Agent”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of June 7, 2013 (herein called the “Original Indenture” and together with the First Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time in one or more series of its debentures, notes, bonds or other evidences of indebtedness (herein called the “Securities”), the form and terms of which are to be established as set forth in Sections 2.01 and 3.01 of the Original Indenture;

WHEREAS, Section 14.01(p) of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture to, among other things, establish the form and terms of the Securities of any series as permitted in Section 3.01 of the Original Indenture;

WHEREAS, the Company desires to create one series of the Securities to be designated as its 3.875% Senior Notes due 2021 in an initial aggregate principal amount of €600,000,000 (the “Senior Notes”) and all action on the part of the Company necessary to authorize the issuance of the Senior Notes under the Original Indenture and this First Supplemental Indenture has been duly taken;

WHEREAS, the Company desires to issue the Senior Notes in accordance with Section 2.4 of this First Supplemental Indenture and treat the Senior Notes as a single series of Securities for all purposes, as amended or supplemented from time to time in accordance with the terms of this First Supplemental Indenture and the Original Indenture; and

WHEREAS, all acts and things necessary to make the Senior Notes, when executed by the Company and completed, authenticated and delivered by the Authenticating Agent as provided in the Original Indenture and this First Supplemental Indenture, the valid and binding obligations of the Company and to constitute a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Senior Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of Holders of the Senior Notes, as follows:

ARTICLE ONE

DEFINITIONS

Except to the extent such terms are otherwise defined in this First Supplemental Indenture or the context clearly requires otherwise, all terms used in this First Supplemental Indenture which are defined in the Original Indenture or the form of Senior Note, with respect to the Senior Notes, attached hereto as Exhibit A, have the meanings assigned to them therein.

In addition, as used in this First Supplemental Indenture, the following terms have the following meanings:

“Additional Amounts” has the meaning given to such term in Section 3.1(a).

“Applicable Procedures” has the meaning given to such term in Section 2.8(a).

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then Outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors (or any law involving equivalent concepts applicable outside the United States).

“Below Investment Grade Rating Event” means the occurrence of the rating of the Senior Notes below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the Senior Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Bund Rate” means, with respect to any Redemption Date, the rate per annum equal to the annual equivalent yield to maturity of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (2) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

“Clearstream” means Clearstream Banking, a société anonyme, as currently in effect or any successor securities clearing agency.

“Common Depositary” means Deutsche Bank AG, London Branch, as common depositary for Euroclear and Clearstream, or another Person designated as common depositary for Euroclear and Clearsteam or another Person designated as common depositary by the Company.

“Comparable German Bund Issue” means that German Bundesanleihe security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Senior Notes.

“Comparable German Bund Price” means, with respect to any Redemption Date, (i) the average of four Reference German Bund Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of the Company and its Significant Subsidiaries after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by their terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s most recent consolidated balance sheet as at the end of its fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement issued by the Company in which such member was named as a nominee for election as a director).

“Definitive Securities” means certificated Securities registered in the name of the Holder thereof and issued in accordance with Section 2.3(b) hereof, substantially in the form of Exhibit A, except that each such Security shall not bear the Global Security Legend.

“Depositary” means, with respect to Securities issuable or issued in whole or in part in the form of one more Global Securities, Euroclear and Clearstream, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of the Indenture.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system or any successor clearing agency.

“Foreign Successor Issuer” means any entity that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia and becomes a successor of the Company as a result of a merger of the Company with and into such entity after the date hereof.

“Global Security Legend” means the legend set forth in Section 3.03(g) of the Original Indenture.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means June 7, 2013, the date on which the Senior Notes are originally issued under this First Supplemental Indenture.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Make-Whole Redemption Price” has the meaning given to such term in Section 4.1.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Liens” means:

(a) Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law, or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c) Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under the Original Indenture or this First Supplemental Indenture;

(f) Liens arising in connection with the operations of the Company or any Significant Subsidiary relating to clearing or settlement activities; provided that at any time the aggregate amount of any such given Lien does not exceed the aggregate amount of deposits of cash or securities received from third parties by the Company or any Significant Subsidiary in the ordinary course of operations relating to clearing or settlement activities;

(g) Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after June 7, 2013, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h) any Lien existing on the Issue Date;

(i) Liens upon fixed, capital, real and/or tangible personal property acquired after June 7, 2013 (by purchase, construction. development, improvement, capital lease, Synthetic Lease or otherwise) by the Company or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j) Liens in favor of the Company or any Subsidiary;

(k) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h) and (i); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m) Liens securing obligations of the Company or any Subsidiary of the Company in respect of any swap agreements or other hedging arrangements entered into in the ordinary course of business and for non-speculative purposes;

(n) easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole; and

(o) Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by Section 6.04 of the Original Indenture).

“Person” means any individual, firm, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset which is owned or leased by the Company or any of its Significant Subsidiaries unless the Board of Directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by the Company and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Quotation Agent” means a German Bund Dealer appointed by the Company.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that the Company selects (as certified by an executive officer of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Record Date” means June 6, whether or not a Business Day, immediately preceding the applicable Interest Payment Date.

“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities selected by the Company in good faith.

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average, as determined by us, of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference German Bund Dealer at 3:30 p.m., Frankfurt, Germany time, on the third business day preceding such Redemption Date.

“Relevant Taxing Jurisdiction” has the meaning given to such term in Section 3.1(a).

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Senior Notes called for redemption that would be due after the related Redemption Date but for that redemption; provided that if that Redemption Date is not an Interest Payment Date with respect to the Senior Notes called for redemption, the amount of the next succeeding scheduled interest payment on such Senior Notes will be reduced by the amount of interest accrued to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by the Company or any of its Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such Significant Subsidiary to such person.

“Senior Notes” has the meaning given to such term in the preamble hereof.

“Significant Subsidiary” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule l-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which the Company and/or one or more of its subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Substitute Rating Agency” means, in the Company’s discretion at any time and from time to time, Fitch, Inc. or any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified to the Trustee by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

“Taxes” has the meaning given to such term in Section 3.1(a).

“Transaction” means the acquisition by the Company of the eSpeed platform contemplated by the Purchase Agreement, dated as of April 1, 2013, among the Company, BGC Partners, Inc., BGC Holdings, L.P., BGC Partners L.P. and, solely for the purposes of certain sections thereof, Cantor Fitzgerald, L.P., as the same may be amended or modified from time to time.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE TWO

TERMS AND ISSUANCE OF THE SENIOR NOTES

Section 2.1. Issue of Senior Notes. A series of Securities which shall be designated the “3.875% Senior Notes due 2021” shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to the terms, conditions and covenants of, the Original Indenture and this First Supplemental Indenture (including the form of such Senior Notes set forth hereto as Exhibit A). The aggregate principal amount of Senior Notes which may be authenticated and delivered under this First Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, initially exceed €600,000,000; provided that the Company may from time to time or at any time, without the consent of the Holders of the Senior Notes, issue additional Senior Notes, which additional Senior Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Senior Notes. Claims against the Company for payment of principal, interest and Additional Amounts, if any, on the Senior Notes will become void unless presentment for payment is made (where so required under the Indenture) within, in the case of principal and Additional Amounts, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original date of payment therefor.

Section 2.2. Interest Rate Adjustment.

(a) The interest rate payable on the Senior Notes shall be subject to adjustment from time to time if either Moody’s or S&P, or, in either case, any Substitute Rating Agency downgrades (or subsequently upgrades) the credit rating assigned to the Senior Notes, in the manner described below.

(b) If the rating from Moody’s (or any Substitute Rating Agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes shall increase such that it shall equal the interest rate payable on the Senior Notes on the Issue Date plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage

Ba1	0.25%

Ba2	0.50%

Ba3	0.75%

B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(c) If the rating from S&P (or any Substitute Rating Agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes shall increase such that it shall equal the interest rate payable on the Senior Notes on the Issue Date plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage

BB+	0.25%

BB	0.50%

BB-	0.75%

B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(d) If at any time the interest rate on the Senior Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency), as the case may be, subsequently increases its rating of the Senior Notes to any of the threshold ratings set forth above, the interest rate on the Senior Notes shall be decreased such that the interest rate for the Senior Notes shall equal the interest rate payable on the Senior Notes on the Issue Date plus the percentages set forth opposite the ratings from the tables in Sections 2.2(a) and (b) in effect immediately following the increase in rating. If Moody’s (or any Substitute Rating Agency) subsequently increases its rating of the Senior Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency thereof) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Senior Notes will be decreased to the interest rate payable on the Senior Notes on the Issue Date. In addition, the interest rate on the Senior Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the Senior Notes become rated A3 and A- (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by each of Moody’s and S&P (or, in either case, a Substitute Rating Agency thereof), respectively (or by one rating agency in the event the Senior Notes are only rated by one Rating Agency and the Company has not obtained ratings from a Substitute Rating Agency).

(e) Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency), shall be made independent of any and all other adjustments; provided, however, that in no event shall (1) the interest rate for the Senior Notes be reduced to below the interest rate payable on the Senior Notes on the Issue Date or (2) the total increase in the interest rate on the Senior Notes exceeds 2.00% above the interest rate payable on the Senior Notes on the Issue Date.

(f) No adjustments in the interest rate of the Senior Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Senior Notes. If at any time Moody’s or S&P ceases to provide a rating of the Senior Notes for any reason, the Company shall use its commercially reasonable efforts to obtain a rating of the Senior Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Senior Notes pursuant to the tables above, (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Senior Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Senior Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Senior Notes on the Issue Date plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency). For so long as only one of Moody’s or S&P provides a rating of the Senior Notes and no Substitute Rating Agency is offered to replace the other Rating Agency, any subsequent increase or decrease in the interest rate of the Senior Notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the Senior Notes, the interest rate on the Senior Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Senior Notes on the Issue Date, as the case may be.

(g) Any interest rate increase or decrease described in this Section 2.2 will take effect on the next business day after the day on which the rating change has occurred.

(h) If the interest rate payable on the Senior Notes is increased as described above, the term “interest,” as used with respect to the Senior Notes, will be deemed to include any such additional interest unless the context otherwise requires.

(i) The Company shall promptly notify the Paying Agent on becoming aware of any decrease in the rating assigned to the Senior Notes by either Moody’s or S&P (or any Substitute Rating Agency).

Section 2.3. Form of Senior Notes; Incorporation of Terms.

(a) Each of the Senior Notes shall be issued initially in the form of one or more Global Securities and, together with the Authenticating Agent’s certificate of authentication thereon, shall be in substantially the form set forth in Exhibit A, respectively, attached hereto. The Senior Notes may have such notations, legends or endorsements approved as to form by the Company and required, as applicable, by law, stock exchange or depository rules and agreements to which the Company is subject and/or usage. The terms of the Senior Notes set forth in Exhibit A are herein incorporated by reference and are part of the terms of this First Supplemental Indenture. The Senior Notes shall be issuable in definitive, fully registered form without coupons only in minimum denominations of €100,000 and any integral multiples of €1,000 in excess thereof.

(b) Each of the Senior Notes issued in global form shall be substantially in the form of Exhibit A, attached hereto (including the Global Security Legend thereon), which shall be deposited on behalf of the purchasers of the Senior Notes represented thereby with the Common Depositary, duly executed by the Company and authenticated by the Authenticating Agent as hereinafter provided. Senior Notes issued in definitive certificated form in accordance with the terms of the Original Indenture and the First Supplemental Indenture, if any, shall be substantially in the form of Exhibit A attached hereto with respect to the Senior Notes (but without the Global Security Legend thereon). Each Global Security shall represent such of the outstanding

Senior Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of Outstanding Senior Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Senior Notes represented thereby shall be made by the Transfer Agent in accordance with instructions given by the Holder thereof as required by Section 2.9 hereof.

Section 2.4. Execution and Authentication. The Authenticating Agent, upon a Company Order and pursuant to the terms of the Original Indenture and this First Supplemental Indenture, shall authenticate and deliver the Senior Notes for original issue in an initial aggregate principal amount of €600,000,000. Such Company Order shall specify the amount of the Senior Notes to be authenticated, the date on which the original issue of Senior Notes is to be authenticated and the aggregate principal amount of Senior Notes outstanding on the date of authentication. All of the Senior Notes issued under this First Supplemental Indenture shall be treated as a single series for all purposes under the Original Indenture and this First Supplemental Indenture, including, without limitation, waivers, amendments and offers to purchase.

Section 2.5. Common Depositary for Global Securities. The Common Depositary for the Senior Notes issued under this First Supplemental Indenture shall be Deutsche Bank AG, London Branch in the United Kingdom.

Section 2.6. Authenticating Agent. Pursuant to a written instruction from the Company, the Trustee hereby appoints the Transfer Agent as the Authenticating Agent for the Senior Notes pursuant to Section 11.09 of the Original Indenture and the Transfer Agent accepts such appointment. Notwithstanding the last paragraph of Section 11.09 of the Original Indenture, the Company hereby agrees to pay the Authenticating Agent from time to time reasonable compensation for its services under Section 11.09 of the Original Indenture.

Section 2.7. Place of Payment. The Place of Payment in respect of the Senior Notes shall initially be at the office or agency of the Paying Agent at 1 Great Winchester Street, London EC2N 2DB, United Kingdom, until such time as the Company designates an alternate place of payment. The Paying Agent for the Senior Notes shall be Deutsche Bank AG, London Branch.

Section 2.8. Transfer and Exchange.

(a) The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of the Original Indenture, this First Supplemental Indenture and the then applicable procedures of the Depositary (the “Applicable Procedures”). In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Transfer Agent either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or, if Definitive Securities are at such time permitted to be issued pursuant to this First Supplemental Indenture and the Original Indenture, (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in the Original Indenture, this First Supplemental Indenture and the Senior Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Securities pursuant to Section 2.9 hereof.

(b) Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.8(b), the Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Transfer Agent the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Authenticating Agent shall cancel any such Definitive Securities so surrendered, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 2.01 of the Original Indenture, the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a new Definitive Security in the appropriate principal amount. Any Definitive Security issued pursuant to this Section 2.8(b) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Paying Agent shall deliver such Definitive Securities to the Persons in whose names such Definitive Securities are so registered. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 3.06 of the Original Indenture.

(c) The Company hereby appoints the Transfer Agent as the Registrar for the Senior Notes issued under this First Supplemental Indenture and the Transfer Agent accepts such appointment.

Section 2.9. Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Registrar in accordance with Section 3.09 of the Original Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Registrar or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Registrar or by the Depositary at the direction of the Registrar to reflect such increase.

Section 2.10. Events of Default.

(a) The provisions of Section 7.01 of the Original Indenture as they relate to the Senior Notes, shall be replaced in their entirety with the following:

“Section 7.01 Events of Default. Except where otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “Event of Default” as used in this Indenture with respect to Securities of any series shall mean one of the following described events unless it is either inapplicable to a particular series or it is specifically deleted or modified in the manner contemplated in Section 3.01:

(a) the Company does not pay interest on any of the Senior Notes of that series within 30 days of their due date;

(b) the Company fails to pay the principal (or premium, if any) of any Senior Notes when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(c) failure by the Company to comply with its obligations under Section 6.04;

(d) the Company remains in breach of a covenant or warranty in respect of this Indenture or any Senior Notes of that series (other than a covenant included in this Indenture solely for the benefit of debt securities of another series) for 60 days after the Company receives a written notice of default, which notice must be sent by either the Trustee or Holders of at least 25% in principal amount of the Securities of that series;

(e) the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Company in an involuntary case under the federal Bankruptcy Laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of substantially all the property of the Company or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(f) the commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company to the entry of an order for relief in an involuntary case under any such law, or the consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the Company or of substantially all the property of the Company or the making by it of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any action;

(g) the Company or any Significant Subsidiary defaults on any of its indebtedness having an aggregate amount of at least $100,000,000, constituting a default either of payment of principal when due and payable or which results in acceleration of the indebtedness; or

(h) one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 above available insurance or indemnity coverage shall be rendered against the Company or any Significant Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed.”

(b) The provisions of Section 7.02(a) of the Original Indenture as they relate to the Senior Notes, shall be replaced in their entirety with the following:

“(a) Except as otherwise provided as contemplated by Section 3.01 with respect to any series of Securities, if any one or more of the above-described Events of Default (other than an Event of Default specified in Section 7.01(e) or 7.01(f)) shall happen with respect to Securities of any series at the time Outstanding, then, and in each and every such case, during the continuance of any such Event of Default, the Trustee or the Holders of 25% or more in principal amount of the Securities of such series then Outstanding may declare the principal (or premium if any) (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all the Securities of such series then Outstanding to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 7.01(e) or 7.01(f) occurs and is continuing, then in every such case, the principal amount of all of the Securities of that series then Outstanding shall automatically, and without any declaration or any other action on the part of the Trustee or any Holder, become due and payable immediately. Upon payment of such amounts in the Currency in which such Securities are denominated (subject to Section 7.01 and except as otherwise provided pursuant to Section 3.01), all obligations of the Company in respect of the payment of principal of and interest on the Securities of such series shall terminate.”

ARTICLE THREE

COVENANTS

Section 3.1. Payments of Additional Amounts by a Foreign Successor Issuer.

(a) All payments made under or with respect to the Senior Notes by any Foreign Successor Issuer will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which such Foreign Successor Issuer is organized, resident or doing business for tax purposes or from or through which such Foreign Successor Issuer makes any payment on the Senior Notes or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Foreign Successor Issuer is required to withhold or deduct Taxes by law. For the avoidance of doubt a Relevant Taxing Jurisdiction shall not include the United States, any state thereof or the District of Columbia. If a Foreign Successor Issuer is required by law to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Senior Notes, the Foreign Successor Issuer, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the Senior Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted.

(b) A Foreign Successor Issuer will not, however, pay Additional Amounts to a Holder or beneficial owner of Senior Notes:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than any connection resulting from the acquisition, ownership, holding or disposition of Senior Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Senior Notes);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Senior Notes, following the Foreign Successor Issuer’s written request addressed to the Holder, to the extent such Holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any estate, inheritance, gift, sales, personal property or any similar Taxes;

(iv) if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had the Holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Senior Note (but only if there is no material cost or expense associated with transferring such Senior Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder of any Senior Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(vi) with respect to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to the European Council Directive on the taxation of savings income which was adopted by the ECOFIN Council on June 3, 2003 or any law implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”) or is required to be made pursuant to the Agreement between the European Community and the Swiss Confederation dated October 26, 2004 providing for measures equivalent to those laid down in the EU Savings Tax Directive (the “EU-Swiss Savings Tax Agreement”) or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreement;

(vii) with respect to any withholding or deduction required pursuant to Section 1471(b) of the Code, or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto; or

(viii) any combination of items (i), (ii), (iii), (iv), (v), (vi) and (vii).

(c) A Foreign Successor Issuer will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Foreign Successor Issuer will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Foreign Successor Issuer will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Foreign Successor Issuer, such other documentation that provides reasonable evidence of such payment by the Foreign Successor Issuer.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Senior Notes is due and payable, if the Foreign Successor Issuer will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the Senior Notes is due and payable, in which case it will be promptly thereafter), the Foreign Successor Issuer will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. The Foreign Successor Issuer will promptly publish a notice in accordance with the Section 16.04 of the Original Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(e) In addition, a Foreign Successor Issuer will pay any stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time after the merger described above in respect of the execution, issuance, registration or delivery of the Senior Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time after the merger described above as a result of, or in connection with, any payments made pursuant to the Senior Notes and/or the enforcement of the Senior Notes and/or any other such document or instrument.

(f) The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any Successor Company to any Foreign Successor Issuer (other than a Person organized under the laws of the United States, any state thereof or the District of Columbia) and to any jurisdiction in which such Successor Company is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

(g) Whenever this Indenture or the Senior Notes refer to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Senior Note, such reference shall be deemed to include mention of the payment of Additional Amounts or indemnification payments as described hereunder, to the extent that in such context Additional Amounts or indemnification payments are, were or would be payable in respect thereof pursuant to this Section 3.1.

(h) A Foreign Successor Issuer will indemnify and hold harmless the Holders of Senior Notes, and, upon written request of any Holder of Senior Notes, reimburse such Holder for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder in connection with payments made under or with respect to the Senior Notes held by such Holder; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder after such reimbursement will not be less than the net amount such Holder would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph shall not extend to Taxes imposed for which the Holder of the Senior Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (vii) of Section 3.1(b) above or to the extent such Holder received Additional Amounts with respect to such payments.

Section 3.2. Limitations on Liens.

(a) The Company shall not (nor shall it permit any of its Significant Subsidiaries to) create or permit to exist any Lien on any Principal Property of the Company or any of its Significant Subsidiaries (or on any stock or Indebtedness of any of its Significant Subsidiaries), whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness, unless the Company contemporaneously secures the Senior Notes (together with, if the Company so determines, any other Indebtedness of or guaranty by the Company or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Senior Notes) equally and ratably with (or, at the option of the Company, prior to) that obligation.

(b) The foregoing restriction, however, shall not apply to (i) Permitted Liens and (ii) Liens securing Indebtedness if at the time of determination, after giving pro forma effect to the incurrence, creation, assumption or guaranty of such Indebtedness or the securing of outstanding Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (without duplication) (1) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured by Liens (other than Permitted Liens) and (2) all Attributable Debt in respect of Sale and Lease-Back Transactions not otherwise permitted under the first sentence of Section 3.3 hereof does not exceed fifteen percent of Consolidated Net Tangible Assets.

Section 3.3. Limitation on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any of its Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between the Company and one of its Subsidiaries or between its Subsidiaries, unless:

(a) the Company or such Significant Subsidiary, as applicable, could have incurred Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Senior Notes, pursuant to Section 3.2; or

(b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors) and the Company applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of:

(i) the prepayment or retirement of the Senior Notes,

(ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of the Company or of one of its Subsidiaries (other than Indebtedness that is subordinated to the Senior Notes or Indebtedness owed to the Company or one of its Subsidiaries) that matures more than 12 months after its creation; or

(iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the foregoing, the Company and its Significant Subsidiaries shall be allowed to enter into any Sale and Lease-Back Transaction if, after giving pro forma effect to such Sale and Lease-Back Transaction, the sum of (without duplication) (i) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured by Liens (other than Permitted Liens) and (ii) all Attributable Debt in respect of Sale and Lease-Back Transactions not otherwise permitted under the first sentence of this Section 3.3, does not exceed fifteen percent of Consolidated Net Tangible Assets.

Section 3.4. Limitations on Mergers and Other Transactions. With respect to the Senior Notes, the provisions of Section 6.04 of the Original Indenture shall be replaced in its entirety with the following:

“Section 6.04 Company May Consolidate, Etc., Only on Certain Terms.

(a) The Company shall not consolidate or merge with another entity or to sell, transfer or otherwise convey all or substantially all of its assets to another entity, unless in each case:

(1) the resulting entity (if other than the Company) must (x) be a corporation, limited partnership or limited liability company (or the equivalent thereof) organized under the laws of any U.S. jurisdiction or any European Union Member State and (y) deliver a supplemental indenture by which such surviving entity expressly assumes its obligations under the indenture; and

(2) immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing.

(b) Upon any consolidation of the Company with, or merger of the Company into, any other entity or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with Section 6.04(a), the successor Person formed by such consolidation or into which the Company is merged or to which such merger, sale or conveyance, is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.”

Section 3.5. Repurchase upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Senior Notes, unless the Company shall have exercised its right pursuant to Section 4.1 or Section 4.2 hereof to redeem the Senior Notes, the Company shall make an offer to each Holder of the Senior Notes to repurchase all or, at such Holder’s option, any part (equal to €100,000 or any integral multiple of €1,000 in excess thereof) of such Holder’s Senior Notes (the “Change of Control Offer”) for payment in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event with respect to the Senior Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the transaction or transactions that constitute or may constitute a Change of Control, the Company shall cause a notice to be mailed to Holders of the Senior Notes, with a copy to the Trustee for the Senior Notes, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Senior Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Senior Notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Upon ten (10) Business Days’ advance written notice to the Trustee, the Company may request the Trustee to send the notice to Holders described in this Section 3.5(b) in the name of and at the expense of the Company.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 3.5, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.5 by virtue of such conflict.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.

(e) The Paying Agent shall promptly mail, to each Holder who properly tendered Senior Notes, the purchase price for such Senior Notes, and upon receipt of a Company order the Authenticating Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this First Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes properly tendered and not withdrawn under such Change of Control Offer. In the event that such third party terminates or defaults on its Change of Control Offer, the Company shall be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

(g) The Company shall not be required to purchase any Senior Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

ARTICLE FOUR

Section 4.1. Optional Redemption by Company.

(a) The Company shall have the right to redeem the Senior Notes, at any time in whole or from time to time in part, at a redemption price (the “Make-Whole Redemption Price”) equal to the greater of:

(i) 100% of the principal amount of the Senior Notes to be redeemed; and

(ii) as determined by the Quotation Agent, the sum of the present values of the Remaining Scheduled Payments of principal and interest in respect of the Senior Notes to be redeemed (exclusive of interest accrued and unpaid as of the Redemption Date) discounted to the Redemption Date on an annual basis (Actual/Actual (ICMA)), at a rate equal to the Bund Rate plus 40 basis points, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

If the Redemption Date is after a Record Date and on or prior to a corresponding Interest Payment Date, interest will be paid on the Redemption Date to the holder of record on the Record Date. On and after a Redemption Date, interest will cease to accrue on the Senior Notes called for redemption (unless the Company defaults in the payment of the Make-Whole Redemption Price and accrued interest). On or before a Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the Make-Whole Redemption Price of and accrued interest on the Senior Notes to be redeemed on that date. If less than all of the Senior Notes are to be redeemed, the Senior Notes to be redeemed shall be selected by the Trustee pro rata or by lot or by a method the Trustee deems to be fair and appropriate; provided that if at the time of redemption the Senior Notes to be redeemed are registered as one or more Global Securities, the Depositary shall determine, in accordance with its procedures, the principal amount of the Senior Notes to be redeemed held by each Holder of such Senior Notes.

(b) Notice of any redemption pursuant to this Section 4.1 shall be given as provided in Section 4.03 of the Original Indenture. If the Company requests the Trustee to provide such notice of redemption pursuant to Section 4.03 of the Original Indenture, the Trustee shall receive written notice from the Company at least 10 days prior to when such notice of redemption is to be delivered (unless a shorter period is agreed by the Trustee). The Trustee shall not be responsible for the calculation of such Make-Whole Redemption Price. The Company shall calculate such Make-Whole Redemption Price and promptly notify the Trustee in writing thereof.

Section 4.2. Tax Redemption.

If, as a result of:

(i) any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date); or

(ii) any amendment to, or change in, the official application or official interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date), such Foreign Successor Issuer would be obligated to pay, on the next date for any payment and as a result of that amendment or change, Additional Amounts or indemnification payments pursuant to Section 3.1 with respect to the Relevant Taxing Jurisdiction, which such Foreign Successor Issuer reasonably determines it cannot avoid by the use of reasonable measures available to it, then such Foreign Successor Issuer may redeem all, but not less than all, of the Senior Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date. Prior to the giving of any notice of redemption described in this paragraph, a Foreign Successor Issuer will deliver to the trustee:

(i) a certificate signed by an officer of such Foreign Successor Issuer stating that the obligation to pay the Additional Amounts or indemnification payments cannot be avoided by such Foreign Successor Issuer’s taking reasonable measures available to it; and

(ii) a written opinion of independent legal counsel to such Foreign Successor Issuer of recognized standing to the effect that such Foreign Successor Issuer has or will become obligated to pay such Additional Amounts or indemnification payments as a result of a change, amendment, official interpretation or application described above.

Section 4.3. A Foreign Successor Issuer will publish a notice of any optional redemption of the Senior Notes described above in accordance with Section 4.03 of the Original Indenture. No such notice of redemption may be given more than 60 days before or 365 days after the Foreign Successor Issuer first becomes liable to pay any Additional Amount or indemnification payments. If the Foreign Successor Issuer requests the Trustee to provide the notice in accordance with Section 4.03 of the Original Indenture, the Trustee shall receive the Trustee shall receive written notice from the Company at least 10 days prior to when such notice of redemption is to be delivered (unless a shorter period is agreed by the Trustee).

Section 4.4. Special Mandatory Redemption.

(a) If the Company does not consummate the Transaction on or prior to July 1, 2014 or the Transaction is terminated at any time prior thereto, then the Company shall redeem all the Senior Notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest from the Issue Date to but excluding the special mandatory redemption date (subject to the right of Holders of Senior Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The “special mandatory redemption date” means the earlier to occur of (1) July 1, 2014, if the proposed Transaction has not been completed on or prior to July 1, 2014, or (2) the 90th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Transaction for any reason.

(b) The Company shall cause the notice of special mandatory redemption to be mailed, with a copy to the Trustee, within 10 Business Days after the occurrence of the event triggering redemption to each Holder of Senior Notes at its registered address. If funds sufficient to pay the special mandatory redemption price of all Senior Notes to be redeemed on the special mandatory redemption date are deposited with the Paying Agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the Senior Notes will cease to bear interest.

ARTICLE FIVE

RANKING

Section 5.1. Senior in Right of Payment. The Senior Notes shall be direct senior obligations of the Company and shall rank (a) senior in right of payment to all existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the Senior Notes and (b) pari passu in right of payment with all other unsecured senior indebtedness of the Company.

ARTICLE SIX

AMENDMENTS

Section 6.1. Amendments. The Original Indenture is hereby amended, with respect to the Senior Notes, by the following:

(a) Replacing the text of Section 4.04 thereof with the following text:

“Section 4.04 Deposit of Redemption Price. On or prior to 10:00 a.m., London time, on the Redemption Date for any Securities, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 6.03) an amount of money in the Currency in which such Securities are denominated (except as provided pursuant to Section 3.01) sufficient to pay the Redemption Price of such Securities or any portions thereof that are to be redeemed on that date.”

(b) Replacing the text of Section 6.03(b) thereof with the following text:

“(b) If the Company shall appoint, and at the time have, a Paying Agent for the payment of the principal of and premium, if any, or interest on any series of Securities, then prior to 10:00 a.m., London time, on the date on which the principal of and premium, if any, or interest on any of the Securities of that series shall become payable as aforesaid, whether by their terms or as a result of the calling thereof for redemption, the Company will deposit with such Paying Agent a sum sufficient to pay such principal and premium, if any, or interest, such sum to be held in trust for the benefit of the Holders of such Securities or the Trustee, and (unless such Paying Agent is the Trustee), the Company or any other obligor of such Securities will promptly notify the Trustee in writing of its payment or failure to make such payment.”

(c) The Original Indenture is hereby amended, with respect to the Senior Notes, by replacing the text of Sections 14.02(a)(i)-(iv) thereof with the following text:

“(i) reduce the percentage in principal amount of affected Senior Notes of any series the consent of whose Holders is required for an amendment of the Indenture or for waiver of compliance with some provisions of the Indenture or for waiver of some defaults under the Indenture;

(ii) reduce the rate of interest on any Senior Note or change the time for payment of interest;

(iii) reduce the principal amount of, or premium, if any, due on, the Senior Notes or change the Stated Maturity thereof;

(iv) change the Place of Payment where, or the coin or currency in which, any Senior Note or any premium or interest thereon is payable;

(v) change the provisions relating to waiver of defaults under the Indenture;

(vi) modify the provisions of the Indenture relating to the ranking of the Senior Notes in a manner adverse to Holders;

(vii) impair the right of Holders to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(viii) modify any of the provisions of this Section, Sections 6.06 or Section 7.06, or, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby; or

(ix) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.”

(d) The Original Indenture is hereby amended, with respect to the Senior Notes, by adding the following text as new Section 11.01(o):

“(o) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.”

ARTICLE SEVEN

DEFEASANCE/SATISFACTION AND DISCHARGE

Section 7.1. Satisfaction and Discharge of Indenture/Defeasance. The Notes will be subject to Article 12 of the Original Indenture; provided, however, that in connection with any deposit of funds with the Trustee pursuant to Section 12.02 of the Original Indenture upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee at or prior to 11:00 a.m., New York City time, on the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid) and if deposited with the Trustee on the date of redemption, in accordance with Section 4.04 of the Original Indenture. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Section 7.2. Covenant Defeasance. With respect to the Senior Notes, the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Sections 3.2 and 3.3 of this First Supplemental Indenture if the Company satisfies the conditions applicable to covenant defeasance applicable to subsection (b) of the first paragraph of Section 12.03 of the Original Indenture.

Section 7.3. Nature of Currency and Government Obligation. In connection with any deposit of funds with the Trustee pursuant to Article 12 of the Original Indenture, the applicable currency for such deposit shall be Euros and the applicable government obligation shall be any direct non-callable and non-redeemable obligations denominated in Euros (in each case, with respect to the issuer thereof) of any member state of the European Union that is a member of the European Union as of the date of this First Supplemental Indenture.

ARTICLE EIGHT

COMPENSATION AND INDEMNITY OF PAYING AGENT AND TRANSFER AGENT

Section 8.1. Compensation and Indemnity of Paying Agent and Transfer Agent.

(a) The Paying Agent and the Transfer Agent shall each be entitled to such compensation as the Company and the Paying Agent or Transfer Agent, as the case may be, shall from time to time agree in writing for all services rendered by it hereunder (including in any agent capacity in which it acts). The Company shall reimburse the Paying Agent and the Transfer Agent, promptly upon request, for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Paying Agent or the Transfer Agent, as the case may be, (including the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its own negligence, bad faith or willful misconduct.

The Company also agrees to indemnify each of the Paying Agent and the Transfer Agent for, and to hold it harmless against, any and all loss, liability, damage, claim, or expense incurred without its own negligence, bad faith or willful misconduct, arising out of or in connection with the performance of its duties (including in any agent capacity in which it acts), as well as the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Indenture, except those attributable to its negligence, willful misconduct or bad faith. Each of the Paying Agent and the Transfer Agent shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Paying Agent or the Transfer Agent, as the case may be, shall cooperate in the defense. The Paying Agent or Transfer Agent, as the case may be, may have one separate counsel of its selection and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(b) Each of the Paying Agent and the Transfer Agent may execute any of its powers or duties under the Indenture and perform any duty thereunder either directly or by its agents and attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(c) Neither the Paying Agent nor the Transfer Agent shall be responsible in any manner whatsoever for the correctness of the recitals contained in the Indenture or in the Securities, all of which are made solely by the Company; and neither the Paying Agent nor the Transfer Agent shall be responsible or accountable in any manner whatsoever for or with respect to the validity or execution or sufficiency of this Indenture or of the Securities, and neither the Paying Agent nor the Transfer Agent makes any representation with respect thereto.

(d) Each of the Paying Agent and the Transfer Agent may consult with counsel of its selection, and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered by the Paying Agent or the Transfer Agent, as the case may be, hereunder in good faith and in accordance with such Opinion of Counsel.

(e) Money held by the Paying Agent in trust under the indenture need not be segregated from other funds except to the extent required by law. The Paying Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

(f) Any action taken by the Paying Agent or the Transfer Agent pursuant to any provision of the Indenture at the request or with the consent of any Person who at the time is the Holder of any Security shall be conclusive and binding in respect of such Security upon all future Holders thereof or of any Security or Securities which may be issued for or in lieu thereof in whole or in part, whether or not such Security shall have noted thereon the fact that such request or consent had been made or given.

(g) Each of the Paying Agent and the Transfer Agent shall at all times in the performance of its duties under the Indenture act as the agent of the Company or the Trustee, as applicable, and not as the agent of the Holders of Senior Notes.

(h) Subject to the provisions of Section 8.2, each of the Paying Agent and the Transfer Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(i) Subject to the provisions of Section 8.2, neither the Paying Agent nor the Transfer Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders of the Securities, pursuant to any provision of this Indenture, unless one or more of the Holders of the Securities shall have offered to the Paying Agent or the Transfer Agent, as the case may be, security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred by it therein or thereby.

(j) Subject to the provisions of Section 8.2, neither the Paying Agent nor the Transfer Agent shall be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within its discretion or within the rights or powers conferred upon it by the Indenture.

(k) Subject to the provisions of Section 8.2, neither the Paying Agent nor the Transfer Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Paying Agent nor the Transfer Agent, as the case may be, may, but shall not be required to, make further inquiry or investigation into such facts or matters as it may see fit.

Section 8.2. Limitation of Indemnities. None of the provisions of this Supplemental Indenture shall be construed as relieving either the Paying Agent or the Transfer Agent from liability for its own negligent action, negligent failure to act, or its own willful misconduct.

ARTICLE NINE

MISCELLANEOUS

Section 9.1. Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.

Section 9.2. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Original Indenture, which is required to be included in this First Supplemental Indenture, or in the Original Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 9.3. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9.4. Successors and Assigns. All covenants and agreements by the Company and the Trustee in this First Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 9.5. Separability Clause. In case any provision in this First Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.6. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Senior Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 9.7. Execution and Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 9.8. Governing Law. This First Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 9.9. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this First Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 9.10. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 9.11. Trustee’s Disclaimer. The Trustee accepts the amendments of the Original Indenture effected by this First Supplemental Indenture, but on the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 9.12. Company Representation. The Company hereby represents and warrants that this First Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 9.13. Ratification of Original Indenture. The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed. For the avoidance of doubt, each of the Company and each Holder of Senior Notes, by its acceptance of such Securities, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits, including the right to be indemnified, afforded to the Trustee under the Original Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE NASDAQ OMX GROUP, INC.

By:	/s/ Lee Shavel
	Name:	Lee Shavel
	Title:	Chief Financial Officer and Executive Vice President, Corporate Strategy

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Vice President

DEUTSCHE BANK AG, LONDON BRANCH, as Paying Agent

By:	/s/ Miriam Keeler
	Name:	Miriam Keeler
	Title:	Director

By:	/s/ Sue Ferguson
	Name:	Sue Ferguson
	Title:	Vice President

DEUTSCHE BANK LUXEMBOURG S.A., as Transfer Agent

By:	/s/ Kieran Odedra
	Name:	Kieran Odedra
	Title:	Assistant Vice President

By:	/s/ Andrew Farrant
	Name:	Andrew Farrant
	Title:	Associate

EXHIBIT A

[FORM OF 3.875% SENIOR NOTES DUE 2021]

Insert any legend required by the Internal Revenue Code and the regulations thereunder.]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED, AS NOMINEE FOR DEUTSCHE BANK AG, LONDON BRANCH, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME AND EUROCLEAR BANK SA/NV, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY OR ITS NOMINEE TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR ITS NOMINEE OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY, OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

The NASDAQ OMX Group, Inc.

3.875% Senior Notes due 2021

No.	€[ ]

Common Code [ ]

ISIN [ ]

The NASDAQ OMX Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT GLOBENET NOMINEES LIMITED, or registered assigns, the principal sum of €

([                    ] MILLION EURO) on June 7, 2021, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date annually on June 7 in each year, commencing June 7, 2014 and at the Maturity thereof, at the rate of 3.875% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate 3.875% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Record Date for such interest, which shall be June 6 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency maintained for that purpose in New York, New York, in such currency of the member states of the European Union that adopt a single currency in accordance with the Treaty establishing the European Communities, as amended by the Treaty on the European Union, as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent on its behalf referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

THE NASDAQ OMX GROUP, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Date of authentication:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	DEUTSCHE BANK LUXEMBOURG S.A., as Authenticating Agent

By:
Authorized Signatory

By:
Authorized Signatory

[FORM OF REVERSE OF 3.875% SENIOR NOTES DUE 2021]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), of the series hereinafter specified, issued and to be issued in one or more series under a Indenture, dated as of June 7, 2013 (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 7, 2013 (the “First Supplemental Indenture” and as so supplemented, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), Deutsche Bank AG, London Branch as paying agent (the “Paying Agent”) and Deutsche Bank Luxembourg S.A. as registrar and transfer agent (the “Transfer Agent”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which this Security are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to €600,000,000, provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount.

The Securities of this series are subject to redemption as provided in Sections 4.1, 4.2 and 4.3 of the First Supplemental Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security and certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the unpaid principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions (i) permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Register, upon surrender of this Security for registration of transfer at the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of the Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 3.06 of the Original Indenture and Section 2.8 of the First Supplemental Indenture on transfers and exchanges of Global Securities.

Interest on the principal balance of the Securities of this series shall be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Securities of this series (or the settlement date if no interest has been paid or duly provided for on the Securities of this series), to but excluding the next date on which interest is paid or duly provided for.

THE SECURITIES OF THIS SERIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used but not defined in this Security shall have the meanings assigned to them in the Indenture.

A-7